Exhibit 99.1

        BROOKE CORPORATION ANNOUNCES COMPLETION OF COMMON STOCK OFFERING

    OVERLAND PARK, Kan., Aug. 15 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) today announced the completion of its follow-on offering of 2.5 million shares of its common stock. Priced at $11.50 per share, the gross proceeds of the offering were $28,750,000, with proceeds of $27,096,875 to the Company, before expenses and after underwriter commissions and discounts. In connection with the offering, the underwriters have been granted a 30-day option to purchase up to 375,000 additional shares of the Company's common stock to cover any over-allotments.

    Sandler O'Neill & Partners, L.P. acted as the lead underwriter and sole book-running manager for the offering and Fox-Pitt, Kelton Inc. and Oppenheimer & Co. Inc. acted as co-managers.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor may there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering of shares of common stock was made only by means of a prospectus forming a part of the effective registration statement relating to the offering. A copy of the final prospectus relating to the offering may be obtained by contacting the Syndicate Department of Sandler O'Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or by telephone at (212) 466-7800.

    About our company ... Brooke Corporation is listed on the Nasdaq National Market under the symbol of BXXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 440 franchise locations as of June 30, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard-to-place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

    This press release may contain forward-looking statements within the meaning of the federal securities laws relating to the Company's offer of its common stock. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
Web site:  http://www.brookecorp.com /